                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      CYTEC INDUSTRIES INC.
------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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
[LOGO]

                             CYTEC INDUSTRIES INC.
                            5 GARRET MOUNTAIN PLAZA
                            WEST PATERSON, NJ 07424

Notice of Annual Meeting
of Common Stockholders to be held
May 8, 2000

                                                                  March 29, 2000

To the Holders of Common Stock

    We will hold the Annual Meeting of Common Stockholders of Cytec
Industries Inc. at the Sheraton Crossroads Hotel, Crossroads Corporate Center, Mahwah, New Jersey 07495, on Monday, May 8, 2000, at 11:00 a.m. The purpose of the meeting is to elect two directors and to transact any other business that properly comes before the meeting.

    You must have been a holder of Common Stock at the close of business on March 9, 2000 to be entitled to notice of and to vote at the meeting or at any postponement or adjournment.

    Since stockholders cannot take any action at the meeting unless a majority of the outstanding shares of Common Stock is represented, it is important that, either, you attend the meeting in person or are represented by proxy at the meeting.

    If you cannot attend the meeting, please promptly sign and date the enclosed proxy and mail it in the enclosed envelope, which requires no postage if mailed in the United States.

                                          By Order of the Board of Directors,

                                          E. F. Jackman
                                          SECRETARY

[LOGO]

                             CYTEC INDUSTRIES INC.
                            5 GARRET MOUNTAIN PLAZA
                            WEST PATERSON, NJ 07424

Proxy Statement for
Annual Meeting of Common Stockholders
to be held May 8, 2000

                                                                  March 29, 2000

    This proxy statement contains information relating to the Annual Meeting of Common Stockholders of Cytec Industries Inc., which will be held on Monday, May 8, 2000, beginning at 11:00 a.m., at the Sheraton Crossroads Hotel, Crossroads Corporate Center, Mahwah, New Jersey, and at any postponement or adjournment of that meeting.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE MEETING?

    At the annual meeting, stockholders will vote on the election of directors. In addition, the Company's management will report on the Company's performance and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE?

    Only stockholders of record at the close of business on the record date, March 9, 2000, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

WHO MAY ATTEND THE MEETING?

    All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting in order to obtain an admission ticket.

WHAT IS A QUORUM?

    The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 41,190,609 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

HOW DO I VOTE?

    The accompanying proxy is solicited by the Company's Board of Directors. If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Even if you plan to attend the meeting, it is desirable that you return the proxy card to the Company in advance of the meeting.

MAY I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

    Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date.

HOW DO I VOTE MY SAVINGS PLAN SHARES?

    If you participate in the Cytec Employees' Savings and Profit Sharing Plan, shares of common stock of the Company equivalent to the value of the common stock interest credited to your account under that plan will be voted automatically by the trustee in accordance with your proxy, if the proxy is received by May 2, 2000. Otherwise, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all plan participants.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

    The Board of Directors recommends that you vote for election of the nominated slate of directors. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with this recommendation.

    With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO ELECT DIRECTORS?

    The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Therefore, an abstention or a broker non-vote is neither an affirmative nor a negative vote, and will not have any effect on the outcome of the election.

    A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

                             ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes, the terms of which expire at the annual meetings in the following years:

         2000                  2001               2002
----------------------   -----------------   ---------------
John E. Akitt            David Lilley        Darryl D. Fry
Frederick W. Armstrong   William P. Powell   Jerry R. Satrum
Gene A. Burns

    In addition, one director, Louis L. Hoynes, Jr., is elected by the holder of the Company's Series C Cumulative Preferred Stock.

    At the meeting, the Board of Directors will nominate John E. Akitt and Frederick W. Armstrong for election as directors for three-year terms ending in the year 2003.

    If at the time of the meeting either or both of the nominees is not available to serve as director--an event which the Board does not anticipate--the proxies will be voted for a substitute nominee or nominees designated by or at the direction of the Board, unless the Board has taken prior action to reduce its membership.

BOARD OF DIRECTORS MEMBERSHIP

    Set forth below is certain information concerning the nominees and the other directors of the Company whose terms of office will continue after the meeting.

    JOHN E. AKITT, age 67, has been a director of the Company since
October 1999. Mr. Akitt retired as Executive Vice President of Exxon Chemical Company in 1998, having served in that capacity since 1992. At present, he serves as a consultant to the Chemical Manufacturers Association and is a director of the Chemical Industry Institute of Toxicology. Mr. Akitt is a director of Dofasco Inc. and Georgia Gulf Corporation.

    FREDERICK W. ARMSTRONG, age 69, has been a director of the Company since its formation in December 1993. Before his retirement from American Cyanamid Company ("Cyanamid") in 1992, he served for many years as Director of Cyanamid's Corporate Development and Planning Division and, from 1985 until his retirement, as a Vice President of Cyanamid.

    DARRYL D. FRY, age 61, has been a director of the Company since its formation in December 1993. Since December 1993, he has served as Chairman (until his retirement in January 1999), President (until January 1997) and Chief Executive Officer (until May 1998) of the Company. Prior to the formation of the Company he served in a number of executive capacities at Cyanamid including, from January 1991 to December 1993, as Executive Vice President and President of its Chemicals Group. He is a director of Allied Worldwide, Inc., Fortis Inc. and EP Medsystems, Inc.

    LOUIS L. HOYNES, JR., age 64, has been a director of the Company since December 1994. Mr. Hoynes is Senior Vice President and General Counsel of American Home Products Corporation, having served in that capacity since 1990. Prior to that he was a partner in the law firm of Willkie Farr & Gallagher. He serves as the Director of the Company elected by Cyanamid as holder of the Company's outstanding Series C Cumulative Preferred Stock.

    DAVID LILLEY, age 53, has been a director of the Company since
January 1997. Mr. Lilley is Chairman (since January 1999), President (since January 1997) and Chief Executive Officer (since May 1998) of the Company. From 1994 until January 1997, he was a Vice President of American Home Products Corporation, responsible for the Global Medical Device business. Prior to that time, he was Vice President and a member of the Executive Committee of Cyanamid.

    WILLIAM P. POWELL, age 44, has been a director of the Company since its formation in December 1993. He has been Managing Director of Warburg Dillon Read LLC and its predecessor, Dillon, Read & Co. Inc., since January 1991, and prior to that time was employed by Dillon Read since 1982 in a number of other capacities. Mr. Powell is a director of International Executive Service Corps.

    JERRY R. SATRUM, age 55, has been a director of the Company since May 1996. Before his retirement from Georgia Gulf Corporation in 1998, he served as Georgia Gulf's Chief Executive Officer (1991-1998), President (1989-1997) and Vice President--Finance and Treasurer (from its inception until 1989).
Mr. Satrum has been a director of Georgia Gulf Corporation since its inception.

    One director, Gene A. Burns, who has been a director of the Company since its inception, will retire from the Board at the end of his term, which is the date of the Annual Meeting.

COMMITTEES OF THE BOARD

    Set forth below is certain information about the four Committees of the Board of Directors.

    - AUDIT COMMITTEE. This committee is comprised entirely of non-employee directors. Among other things, it recommends to the full Board the appointment of independent accountants; considers the overall scope and approach and recommendations of the audit performed by the independent accountants; reviews non-audit services rendered by the independent accountants and considers the effect of such services on their independence; reviews procedures for internal controls; reviews the Company's policies and procedures with respect to compliance with the Company's Code of Employee Conduct; and considers significant accounting methods adopted or proposed to be adopted. The committee expects to recommend changes to its charter in view of the recently released report of the Blue Ribbon Committee on Increasing the Effectiveness of Corporate Audit Committees. Messrs. Burns, Powell and Satrum are the members of this Committee, which held five meetings during 1999.

    - COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE. This committee is comprised entirely of non-employee directors. This committee approves compensation arrangements for the Company's officers, administers certain compensation plans and makes recommendations thereunder.
      Messrs. Armstrong, Burns, and Satrum are the members of this Committee, which held three meetings during 1999.

    - PENSION COMMITTEE. This Committee reviews actions taken by the Committee on Investment of Pension Funds (which oversees investments of the Company's funded benefit plans). Messrs. Armstrong and Powell are the members of this Committee, which held two meetings during 1999.

    - ENVIRONMENTAL, HEALTH AND SAFETY COMMITTEE. This committee serves as the environmental oversight committee referred to under "Certain Relationships and Related Transactions." It reviews, monitors and, as it deems appropriate, advises the Board of Directors with respect to the policies and practices of the Company in the areas of occupational health and safety and environmental affairs. Messrs. Hoynes and Fry are the members of this Committee, which held two meetings during 1999.

OTHER BOARD MATTERS

    Our Board of Directors held five meetings during 1999. All members of the Board attended at least 75% of the meetings of the Board and of the Committees on which they serve. The Company does not have a Nominating Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on its review of the copies of the forms received by it, the Company believes that during 1999 all filings required under Section 16(a) of the Securities Exchange Act of 1934 were complied with by its directors, officers and greater than ten-percent beneficial owners, except for an inadvertent late filing by Mark S. Andrekovich, Vice President, Human Resources, of his Form 3 which was due in September 1999 as the result of his election as an executive officer of Cytec.

                 CYTEC STOCK OWNERSHIP BY DIRECTORS & OFFICERS

    The following table sets forth, as of February 1, 2000, the total beneficial ownership of the Company's Common Stock by the Company's directors and the five executive officers named in the Summary Compensation table (see the "Executive Compensation" portion of this proxy statement):

               BENEFICIAL STOCK OWNERSHIP OF DIRECTORS & OFFICERS

                            RECORD &                SAVINGS                DEFERRED                STOCK                  TOTAL
                           STREET NAME      +         PLAN         +        STOCK         +        OPTION        =      BENEFICIAL
NAME                       SHARES (1)              SHARES (2)             SHARES (3)             SHARES (4)             OWNERSHIP
----                       -----------             ----------             ----------             ----------             ----------
J. E. Akitt..............      1,606                      --                     --                     --                  1,606
F. W. Armstrong..........     24,441                      --                     --                 21,000                 45,441
W. N. Avrin..............     22,807                   2,404                     --                 63,788                 88,999
G. A. Burns..............      9,000                      --                     --                  7,500                 16,500
J. P. Cronin.............     73,842                  22,317                 45,604                228,216                369,979
D. M. Drillock...........     11,814                  10,857                 13,155                 91,260                127,086
D. D. Fry................    120,066                  18,977                137,427                936,556              1,213,026
L. L. Hoynes, Jr.(5).....         --                      --                     --                     --                     --
E. F. Jackman............     50,189                  41,021                 18,777                186,533                296,520
D. Lilley................     85,116                   2,653                 24,297                393,332                505,398
W. P. Powell.............      7,500                      --                     --                 21,000                 28,500
J. R. Satrum.............     11,395                      --                     --                 12,000                 23,395
All directors and
  officers as a group (15
  persons)...............    455,836                 101,105                246,197              2,038,751              2,841,889

------------------------

(1) Includes Performance and Restricted Shares which are subject to possible forfeiture if conditions to vesting are not met.

(2) Represents the officers' proportionate share of Company Common Stock held by the Cytec Employees' Savings & Profit Sharing Plan.

(3) Shares issuable under 1993 Stock Award and Incentive Plan following termination of employment.

(4) Shares which may be acquired in 60 days through the exercise of vested stock options.

(5) The table does not include any shares of Common Stock or Preferred Stock beneficially owned by Cyanamid. See "Security Ownership of Certain Beneficial Owners". Mr. Hoynes disclaims beneficial ownership of any shares of Common Stock and Preferred Stock beneficially owned by Cyanamid.

(6) The number of shares shown excludes the following shares as to which beneficial ownership is disclaimed: 2,900 shares owned by Mr. Cronin's wife; 700 shares owned by Mr. Lilley as custodian for his minor children; and 3,600 shares for all directors and officers as a group.

    As of February 1, 2000, Mr. Fry owned beneficially approximately 2.8%,
Mr. Lilley owned beneficially approximately 1.2%, no other officer or director individually owned beneficially as much as 1%, and all officers and directors as a group owned beneficially approximately 6.5%, of the total shares of outstanding Common Stock.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AS OF FEBRUARY 1, 2000

                                                                        AMOUNT AND NATURE
                                        NAME AND ADDRESS                  OF BENEFICIAL     PERCENT OF
     TITLE OF CLASS                   OF BENEFICIAL OWNER                   OWNERSHIP         CLASS
     --------------                   -------------------               -----------------   ----------
Series C Cumulative       American Cyanamid Co.(1)                      4,000 Shares            100%
Preferred Stock           5 Giralda Farms
                          Madison, NJ 07940

Common Stock              Vanguard Fiduciary Trust Company              4,049,937 Shares        9.7%
                          on behalf of the Cytec Employees'
                          Savings and Profit Sharing Plan(2)
                          500 Admiral Nelson Blvd.,
                          Malvern, PA 19355

Common Stock              Franklin Mutual Advisers, LLC(3)              2,323,800 Shares        5.5%
                          51 John F. Kennedy Parkway
                          Short Hills, NJ 07078

------------------------

(1) American Home Products Corporation, Five Giralda Farms, Madison, New Jersey 07940, is the beneficial owner of 100% of the outstanding common stock of Cyanamid.

(2) Schedule 13G, Amendment No. 7, dated January 31, 2000 reports shared power to vote and dispose as to all shares.

(3) Schedule 13G dated January 10, 2000 reports sole power to vote and dispose as to all shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Cyanamid continues to own 4,000 shares of the Company's Series C Cumulative Preferred Stock, which Cyanamid obtained in connection with the spin-off of its chemicals business into Cytec Industries Inc. Aggregate liquidation and redemption value of the Series C Stock is $100,000. The Series C Stock, which is not transferable, gives Cyanamid the right to elect one director (at present, Mr. Hoynes) and contains certain restrictive covenants, violation of which would give the holder the right, among others, to approve capital expenditures and elect a majority of the Board. The Company may redeem the Series C Stock only after certain liabilities assumed from Cyanamid have been reduced below threshold levels and after the Company has achieved certain financial ratios for a set period of time.

    In connection with the spin-off, financial responsibility for substantially all the liabilities of Cyanamid's chemicals businesses was assumed by the Company. Under the spinoff agreements, the Company is required to establish an environmental oversight committee of the Board of Directors, consisting of two members, one of whom is the Director appointed by Cyanamid as holder of the Series C Preferred Stock. This committee reviews and approves the Company's annual environmental remediation plan and reviews compliance with the plan and environmental administration standards and makes recommendations to the Board concerning, and reviews and approves proposed challenges to governmental requirements relating to, environmental liabilities assumed from Cyanamid. The Company must also pay an annual fee, $339,000 in 1999, for oversight services rendered by Cyanamid's environmental affairs department.

    In connection with the spinoff, the Company and Cyanamid entered into a number of other service agreements, leases and supply agreements. Pursuant to these agreements, in 1999 the Company paid $5.5 million to Cyanamid and received $7.2 million. Most of these agreements are subject to termination by either party on six months' or less notice. In connection with the spinoff, the Company and Cyanamid also entered into certain agreements governing the rights of Cyanamid and the Company to use pre-spinoff chemicals technology in their respective businesses.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1999, Messrs. Armstrong, Burns, and Satrum, all outside directors, served on the Compensation and Management Development Committee.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION
                                                                          ------------------------------------
                                                                                  AWARDS             PAYOUTS
                                                                          -----------------------   ----------
                                                     ANNUAL                                           LONG-
                                               COMPENSATION(1)(2)         RESTRICTED   SECURITIES      TERM
               NAME AND                  ------------------------------     STOCK      UNDERLYING   INCENTIVE       ALL OTHER
          PRINCIPAL POSITION               YEAR      SALARY     BONUS     AWARDS(3)    OPTIONS(4)   PAYOUTS(5)   COMPENSATION(6)
          ------------------             --------   --------   --------   ----------   ----------   ----------   ----------------
D. Lilley..............................    1999     $540,000   $309,713   $  375,339    280,000            --        $27,000
  Chairman (since January 1999)            1998     $439,375   $303,942   $  570,168     50,000      $199,167        $24,131
  President, Chief Operating Officer       1997     $365,000   $373,510   $1,883,469    300,000            --        $20,075
  (January 1997-May 1998) and Chief
  Executive Officer (since May 1998)

J. P. Cronin...........................    1999     $300,000   $109,412   $  154,205     52,000            --        $15,000
  Executive Vice President and Chief       1998     $284,000   $134,370   $  122,720     35,000      $ 95,200        $17,040
  Financial Officer                        1997     $272,000   $228,891   $  121,895     35,000      $ 61,666        $17,070

E. F. Jackman..........................    1999     $241,000   $ 66,299   $   84,114     31,000            --        $12,050
  Vice President, General Counsel and      1998     $230,000   $ 94,406   $   89,882     24,000      $ 80,250        $13,800
  Secretary                                1997     $220,000   $160,815   $   89,375     24,000      $ 51,666        $13,950

D. M. Drillock.........................    1999     $189,000   $ 61,424   $   60,157     18,000            --        $ 9,450
  Controller                               1998     $170,000   $ 52,594   $   38,829     10,800      $ 38,000        $10,200
                                           1997     $167,000   $ 90,204   $   38,297     10,800      $ 25,000        $10,020

W. N. Avrin............................    1999     $191,000   $ 55,110   $   36,319     14,040            --        $ 9,550
  Vice President--Corporate and
  Business Development (since December
  1999)

------------------------

(1) Includes amounts earned with respect to fiscal year, whether paid in that year or deferred.

(2) There was no disclosable "Other Annual Compensation" paid, payable or accrued to any of the named officers during 1997-1999.

(3) Represents the value at the date of grant of Performance Shares and Restricted Shares granted under the Company's 1993 Plan. Performance shares vest, in the case of the 1997, 1998 and 1999 grants, after completion of the respective 1999, 2000 and 2001 performance periods, depending upon the achievement of earnings targets; the target for the 1999 performance period was achieved in part; the portions of Performance Shares granted in 1997 which would thereupon have vested, as well as Restricted Shares (described below) which would have vested in January 2000, were canceled in whole or in part and, in lieu thereof, the participants received grants of deferred shares, equal to the canceled Performance Shares (less any unearned portion) plus cancelled Restricted Shares, which become payable after retirement. Restricted shares were granted to one of the named officers and vest in installments beginning on the third anniversary of date of grant. At December 31, 1999, after giving effect to vestings and forfeitures occurring in January 2000 with respect to the 1999 performance period, the total Performance and Restricted Shares held by the named officers had values as follows: Mr. Lilley 65,681 shares--$1,510,663; Mr. Cronin 9,778 shares--$224,894; Mr. Jackman 6,016 shares--$138,368; Mr. Drillock 3,543 shares--$81,489; and Mr. Avrin 2,598 shares--$59,754. Holders of Performance Shares and Restricted Shares are entitled to vote and receive any dividends declared on such shares; holders of deferred shares are not entitled to vote, but are entitled to receive dividend equivalents.

(4) Options were granted without tandem SARs.

(5) Amounts for 1997, 1998 and 1999 represent Performance Cash received for the 1997, 1998 and 1999 performance periods for grants under the 1993 Plan, based upon achievement of earnings and cash flow targets. See text following Long-Term Incentive Plans--Awards in Last Fiscal Year table.

(6) The amounts listed for each named officer consist of matching contributions and profit sharing contributions to the Cytec Employees' Savings and Profit Sharing Plan and the Cytec Supplemental Savings and Profit Sharing Plan plus, with respect to 1997 and 1999, a cash award made to each U.S. employee in recognition of 1997 and 1999 Company performance.

    The following tabulation shows, as to the executive officers named, information with respect to employee stock options.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                 PERCENT OF TOTAL                             ANNUAL RATES OF STOCK
                                                     OPTIONS                                 PRICE APPRECIATION FOR
                                                    GRANTED TO      EXERCISE                       OPTION TERM
                                  OPTIONS          EMPLOYEES IN     PRICE PER   EXPIRATION   -----------------------
NAME                          GRANTED (SHARES)     FISCAL YEAR        SHARE        DATE          5%          10%
----                          ----------------   ----------------   ---------   ----------   ----------   ----------
D. Lilley...................      280,000              32.4%        $20.4375      1/24/09    $3,598,850   $9,120,191
J. P. Cronin................       52,000               6.0%        $20.4375      1/24/09    $  668,358   $1,693,750
E. F. Jackman...............       31,000               3.6%        $20.4375      1/24/09    $  398,444   $1,009,735
D. M. Drillock..............       18,000               2.1%        $20.4375      1/24/09    $  231,355   $  586,298
W. N. Avrin.................       14,040               1.6%        $20.4375      1/24/09    $  180,457   $  457,312

------------------------

Options become exercisable in cumulative amounts of one-third of the amount of the grant one-year after the date of grant and each year thereafter. Stock appreciation rights were not granted.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                        NUMBER OF UNEXERCISED                 VALUE OF UNEXERCISED
                                                            OPTIONS HELD                      IN-THE-MONEY OPTIONS
                          SHARES                         AT FISCAL YEAR END                   AT FISCAL YEAR END(3)
                         ACQUIRED      VALUE     -----------------------------------   -----------------------------------
NAME                   ON EXERCISE    REALIZED   EXERCISEABLE(2)   UNEXERCISEABLE(2)   EXERCISEABLE(2)   UNEXERCISEABLE(2)
----                   ------------   --------   ---------------   -----------------   ---------------   -----------------
D. Lilley............       --           --          216,665            413,335                   --          $717,500
J. P. Cronin.........       --           --          187,549             87,001           $1,620,997          $133,250
E. F. Jackman........       --           --          160,200             55,000           $1,542,161          $ 79,438
D. M. Drillock.......       --           --           78,060             28,800           $  590,904          $ 46,125
W. N. Avrin..........       --           --           53,941             21,274           $  542,381          $ 35,978

------------------------

(1) The named officers do not hold stock appreciation rights.

(2) Options become exercisable in cumulative amounts of one-third of the amount of the grant one year after the date of grant and each year thereafter.

(3) Total value of options based on fair market value of Company stock of $23 per share as of December 31, 1999.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                    PERFORMANCE OR      ESTIMATED FUTURE
                                                  NUMBER OF       OTHER PERIOD UNTIL         PAYOUTS
                                               SHARES, UNITS OR     MATURATION OR      -------------------
NAME                                             OTHER RIGHTS           PAYOUT          TARGET    MAXIMUM
----                                           ----------------   ------------------   --------   --------
D. Lilley....................................       18,351        3 years                 0       $780,000
J. P. Cronin.................................        7,528        3 years                 0       $320,000
E. F. Jackman................................        4,141        3 years                 0       $176,000
D. M. Drillock...............................        2,923        3 years                 0       $124,000
W. N. Avrin..................................        1,788        3 years                 0       $ 76,000

    Long-term incentive plan awards are made under the Company's 1993 Plan. The awards to which this table relates are Performance Cash Awards made in January 1999 for the 2001 performance period. These awards are paid dependent upon the extent to which specified earnings targets for full vesting of Performance Stock are exceeded for the year 2001 and certain additional cash flow objectives are attained for 1999, 2000 and 2001. At target performance levels, none of the Performance Cash vests. For awards made in 1999, there is not any defined maximum payout, since the amounts shown as the "maximum" are subject to further adjustment, up or down, in proportion to increases or decreases in the price of a share of the Company's Common Stock from the market value at January 1, 1999 ($21.25 per share) to the market value on the date of vesting.

    Estimated Future Payouts relate to 2001. For 1999, the targets were not met and, consequently, there was no payout of Performance Cash Awards, as shown in the "Long Term Incentive Payouts" column in the Summary Compensation Table.

                     EMPLOYMENT AND SEVERANCE ARRANGEMENTS

    All salaried Company employees in the United States, including the named officers, have signed employment agreements either on Cyanamid's standard form, which have been assigned to the Company, or on Cytec's standard form. The agreements provide for the initial salary paid to the employee for services performed by the employee, the confidentially and non-use of proprietary information, assignment of inventions and improvements, a non-competition clause and termination of employment. The notice of termination period is one month, except in the case of termination for cause when no prior notice is required.

    In the event of a "change of control" (as defined in the 1993 Plan),
(i) any award under that Plan, including non-employee directors' awards, carrying a right to exercise that was not previously exercisable and vested will become fully exercisable and vested, (ii) the restrictions, deferral limitations, payment conditions and forfeiture applicable to any other award, including non-employee directors' awards, granted under the 1993 Plan will lapse and such awards will be deemed fully vested and (iii) any performance conditions imposed with respect to awards shall be deemed to be fully achieved.

    The Board of Directors has adopted an executive income continuity plan to aid in the retention of key employees and to reinforce and encourage the continuing attention, dedication and loyalty of executives in the senior management group without the distraction of concern over the possibility of involuntary or constructive termination of employment resulting from unforeseen developments, by providing income continuity for a limited period. The plan provides for payments to members upon termination of employment, unless such termination is (i) on account of death or retirement, (ii) by the Company for disability or cause, or (iii) by the member without good reason (as defined in the plan). Generally, "good reason" for termination by a member involves actions by the Company inconsistent with the member's status or with the Company's traditional compensation policies. Members of the plan consist of the chairman, president, corporate vice presidents, and such other employees as are designated by the Compensation and Management Development Committee. In general, the plan provides for payments upon termination of employment of an amount equal to annual salary and bonus (two times annual salary and two times bonus after a "change in control" as defined in the plan). The plan also provides for certain miscellaneous payments, including relocation payments, legal fees, and expenses incurred in seeking new employment. The benefits of this Plan are not available to any employee who is then currently eligible to retire with a pension based on credited service to age 65 or, in any event, for any period beyond the employee's sixty-fifth birthday.

    Under the Company's Executive Supplemental Employees Retirement Plan, in the event of a change in control, certain employees, including each officer named in the Summary Compensation Table, are automatically elected members of the plan. In this event, each such officer will be credited with five additional years of service (but not beyond age 65), there will be included in pensionable compensation the amount, if any, by which such officer's target incentive compensation exceeds one third of base compensation and, under certain conditions the value of the benefit under this plan, as well as the benefit under other non-qualified pension plans, would be paid immediately as a lump-sum distribution.

    The Board of Directors has adopted a Compensation Taxation Equalization Plan providing for the payment to any employee, officer or director who becomes subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986 of reimbursement for the tax, plus all taxes imposed upon the reimbursement. A 20% excise tax applies to compensatory payments (i) the present value of which equals or exceeds three times the "base amount" of the recipient and (ii) that are contingent upon change "in the ownership or effective control" of the Company. The "base amount" is the average annual compensation included in taxable income over the five-year period ending before the year during which the change in the ownership or effective control occurs.
                            ------------------------

    THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT AND THE PERFORMANCE GRAPH THAT FOLLOW DO NOT CONSTITUTE SOLICITING MATERIAL AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED "FILED" UNDER SAID ACTS.

            COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

    The Compensation and Management Development Committee of the Company's Board of Directors (the "Committee") is composed entirely of independent outside directors. Their responsibilities include the administration of the compensation program for the Company's executive officers, consisting at

January 1, 2000 of eight executives. Specific duties include determining the executive salaries, setting the performance criteria for annual and long-term incentive plans, determining their awards under the annual incentive program, and administering the Company's 1993 Stock Award and Incentive Plan.

    The Company's executive compensation program consists of four elements:

    - BASE SALARY: Base compensation set to attract and retain qualified management, when combined with the other components of the compensation program.

    - ANNUAL BONUS: An opportunity to earn additional cash reward for yearly business success and individual efforts.

    - PERFORMANCE STOCK AND PERFORMANCE CASH: Long-term incentives which provide a reward for business success in future years and, being based on performance, are linked to stockholders' interests.

    - STOCK OPTIONS: Grants which will encourage stock ownership and reward executives for increases in stockholder value.

    The annual bonus, performance stock and performance cash are all "at risk" forms of compensation in that they do not become payable except to the extent that the Company's business objectives are attained. Similarly, stock options are "at risk" in that their value depends upon success in enhancing stockholder value.

    The compensation program is designed to contribute to the long-term success of the Company by meeting the following objectives:

    - To compensate fairly for financial and strategic success and the enhancement of stockholder value.

    - To attract and retain competent managers and professionals who are performance-oriented.

    - To reinforce a commitment to take action which will contribute to the long-term success of the Company.

    - To encourage the ownership of Cytec stock so that management's long-term financial interests are closely linked with success in serving the long-term interests of the Company's stockholders.

    There is strong emphasis in the compensation program on long-term performance and success as exemplified by the program's structure. The Company's philosophy is to maintain lower fixed costs associated with its compensation program and correspondingly offer significant upside potential based upon achievement of individual, financial and stock-based performance. The Company's executive base salaries, therefore, are generally set somewhat below median salaries paid at comparable companies. Therefore, the combination of base salaries and annual bonus targets are also somewhat below the median at comparable companies. The objective in setting long-term compensation, consisting of long-term performance stock awards payable upon attainment of target objectives and stock option grants, is to be above the median level for comparable companies. The overall objective is to set total compensation for target performance slightly above the median of the compensation group, with an above-average portion of total cash compensation, including performance cash awards and additional annual bonus, payable if target performance is exceeded. As an example, for the chief executive officer ("CEO"), at target compensation levels, more than 80% of total potential compensation is at risk for performance.

    The comparison group for compensation purposes is a group of mid-size specialty and commodity chemical companies which the Company views as competitors for business, employee talent and stockholder investments.

    BASE SALARIES -- Base salaries are reviewed annually using competitive compensation information provided by an independent nationally-recognized executive compensation consulting firm. Increases in base salaries are granted after considering relative competitive positions, individual performance and general salary increases within the Company and the comparable industry group.

    ANNUAL BONUS -- The Committee determines an annual incentive target for each officer, expressed, in 1999, as a percentage of the mid-point of the salary range for the officer's grade level, also after reviewing competitive compensation information, and also determines the amounts by which annual bonuses will increase or decrease depending on the degree of attainment or non-attainment of corporate performance goals. Also, at the beginning of each year, the Committee approves the performance goals for the officers for the year. The goals for 1999 target bonuses consisted of specific components weighted as follows: earnings per share (70%); and other specific factors which are measured subjectively (30%). After the end of the year, the Committee evaluates the Company's and individuals' performances, as described above, and awards incentive compensation based on that evaluation.

    LONG-TERM INCENTIVES -- Long-term incentives granted in 1999 and payable in future years consist of two types of grants: (1) performance stock (shares of Company stock) and related performance cash, which may be earned at the end of the 2001 performance period assuming attainment of specific earnings per share and cash flow goals set by the Committee, and (2) stock options which encourage executives to enhance the value of the Company's Common Stock by offering them an opportunity to buy the shares at a pre-set price over the term of the option contract. The Committee determines for each officer the amount and proportion of each type of long-term incentive after reviewing competitive information.

    Performance stock is the Company's Common Stock registered in the executive's name, carrying dividends (if declared) and voting rights, but restricted from resale until earned by achievement of performance targets, and forfeited if performance targets are not achieved during the performance period. The performance stock grants are accompanied by related grants of performance cash, which become payable only if the targets for full performance stock vesting are exceeded.

    CEO COMPENSATION -- Mr. Lilley's salary was increased from $475,000 to an annual rate of $540,000, partly in recognition of his additional responsibilities as Chairman, and his target bonus was increased from 55% to 60% of his salary midpoint. Both the salary and target bonus are below the competitive medium, based upon competitive data. Based upon the level of achievement of the Company's earnings and other factors weighted as described earlier in this report, the Committee awarded Mr. Lilley an annual bonus for 1999 of $309,713, which is 57% of his full year's base salary.

    In 1999 Mr. Lilley was awarded a stock option award, a performance stock award, and a related performance cash award. The stock option award consisted of a normal award of 130,000 shares and a special award of 150,000 shares in recognition of his additional responsibilities as Chairman. In the aggregate, these grants were believed to be above the median levels for comparable companies. Based upon the level of earnings and positive cash flow achieved in 1999, approximately 85% of the performance stock previously awarded to Mr. Lilley for 1999 performance was earned, while the related performance cash award was not earned.

    TAX-DEDUCTIBILITY OF COMPENSATION -- The Committee's policy on the tax deductibility of compensation for the CEO and other executive officers is to maximize the deductibility, to the extent possible and under normal conditions, while preserving the Committee's flexibility to maintain competitive compensation programs and to deal with extraordinary situations. Some compensation may be mandatorily deferred if it is not currently deductible, and in other cases affected executives may be encouraged to elect deferral of compensation that would not be currently deductible. All executive compensation paid and awarded in 1999 is expected to be fully tax deductible either currently or in the future by the Company under the Revenue Reconciliation Act of 1993.

    The Committee believes that the compensation program established for the Company has contributed to retaining and motivating highly qualified management personnel, and to the significant increase in stockholder value achieved by the Company since its formation at the end of 1993.

               COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

                               F. W. Armstrong, Chairman
                               G. A. Burns                          January 24, 2000
                               J. R. Satrum

                               PERFORMANCE GRAPH

    The graph set forth below is based on the assumption that $100 had been invested in the Company's Common Stock and in each index on December 31, 1994, with reinvestment of dividends at market prices. The total cumulative dollar returns represent the value such investments would have had on December 31, 1999.

                 FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN

                                   [GRAPHIC]

                                             12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
                                             --------   --------   --------   --------   --------   --------
Cytec......................................    $100       $160       $313       $361       $163       $177
S&P 500....................................    $100       $138       $169       $226       $290       $351
S&P Chemicals..............................    $100       $131       $173       $212       $193       $253

                      COMPENSATION UNDER RETIREMENT PLANS

    The Cytec employees' retirement program provides most U.S. employees, including the officers named in the Summary Compensation Table, with an annual defined pension benefit upon retirement which is made up of the sum of three components: (i) a benefit which, in general, is equal to 1.67% of the retiree's average base salary plus actual annual bonus (up to one-third of base salary) during the highest five of the last ten years of service (but not beyond the year 2003) times the number of years of service at Cyanamid, subject to certain adjustments including a social security offset (this benefit component does not apply in the case of Mr. Lilley), plus (ii) a benefit which, in general, is equal to 1.33% of the retiree's base salary plus actual annual bonus (up to one-third of base salary) for each year of service at Cytec (for any Cytec employee whose pension calculated as provided in (i) and (ii) above would exceed the limit on benefits payable from a pension plan qualified under the Internal Revenue Code, such excess is payable from the general funds of the Company), plus (iii) for persons whom the Compensation and Management Development Committee has elected to membership in the Executive Supplemental Employees Retirement Plan, in case of retirement on or after age 60 (or earlier in certain circumstances) a supplemental benefit (also payable from general funds of the Company) calculated by (x) determining the benefit under the formula under
(i) above based on the highest three of the last ten years of service and utilizing target bonus (not limited to one third of base salary) instead of actual bonus and (y) crediting to the retiree additional years of service under the formula described in (ii) above (but not more than five and not beyond age
65) at a rate of compensation equal to base salary plus target bonus for the final year of actual service.

    The estimated annual pensions payable under this program upon retirement at age 65 and reflecting the normal form of benefit which includes a 50% joint and survivor annuity in favor of the retiree's spouse to the five officers named in the Summary Compensation Table, based upon their current salaries and annual bonuses, with years of actual service projected to age 65, are: Mr. Lilley, $121,933; Mr. Cronin, $180,958; Mr. Jackman, $148,597; Mr. Drillock $129,790 and
Mr. Avrin $106,127.

                           COMPENSATION OF DIRECTORS

    Directors who are employees or who are elected by the holders of Preferred Stock are not entitled to extra compensation by reason of their directorships or their attendance at meetings of the Board of Directors of the Company, any committee of the Board, or of the stockholders. Directors who are not employees of the Company or of any of its subsidiaries (provided that they are not elected by the holders of Preferred Stock) are paid a retainer of $20,000 per year. Such directors also receive annual retainers while chairmen ($3,000) or members ($1,500) of committees of the Board of Directors of the Company on which such directors serve. Each such director is also paid a fee of $1,500 for attendance at a meeting of the Board of Directors and stockholders of the Company and a fee of $2,000 (in the case of Committee Chairman) or $1,000 (in the case of other Committee members) for attending committee meetings, except that the attendance fees are reduced by 50% of the amounts shown in the case of special telephonic meetings of the Board and its Committees.

    Pursuant to the 1993 Plan, each non-employee director (for purposes of the 1993 Plan, a non-employee director does not include any employee of the Company or its subsidiaries or affiliates or any director elected by the holders of the Preferred Stock) who is elected to serve as a director of the Company for the first time automatically receives a grant of restricted shares of Common Stock equal to the lesser of (a) 7,500 shares and (b) the shares of Common Stock having a fair market value on the date the director is duly elected and qualified of $38,437.50. The restrictions on the shares of Common Stock granted to non-employee directors lapse one-fifth each year over a five-year period commencing on the date of grant if the non-employee director continues to be a director of the Company on each such date. If a non-employee director's service on the Board terminates before the award is entirely vested, any portion of the award that is not vested will revert to the Company; PROVIDED, HOWEVER, that if the non-employee director's service terminates by reason of death or disability (as defined in the 1993 Plan), then any installment with respect to which the grantee had commenced (but not completed) serving the requisite amount of time to vest in such installment, will become vested. If a director elects to defer vesting until the year following his or her 70th birthday, as permitted by the 1993 Plan, then during the extended deferral period there exist certain additional grounds upon which reversion can be waived. In addition, each non-employee director automatically receives an option to purchase 4,500 shares of Common Stock at the time of his election to the Board. In addition, on the date of each annual meeting of stockholders, each continuing non-employee director will automatically receive an option to purchase 4,500 shares of Common Stock, unless the Board acts to reduce the number of shares. All options have an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. Generally, options granted to a non-employee director become exercisable as to one-third of the shares covered by such options on the first anniversary of the date of grant, and with respect to an additional one-third of the shares covered by such options on each of the next two succeeding anniversaries of the date of grant if the optionee continues to be a director of the Company on each such date. All options held by non-employee directors, to the extent exercisable but not exercised, expire on the earlier of
(i) the tenth anniversary of the date of grant or (ii) three years following the optionee's termination of his or her directorship with the Company. Upon the occurrence of a "Change in Control" (as defined in the 1993 Plan), all outstanding options held by non-employee directors become immediately exercisable and all restricted stock awards become immediately nonforfeitable in full.

    The Company has entered into a Deferred Compensation Agreement with Mr. F.
W. Armstrong, pursuant to which receipt of his retainer and attendance fee amounts is deferred until the year after his 70th birthday or until an earlier change of control of the Company. Amounts so deferred will bear interest at a rate equal to the rate paid on ten-year U.S. Treasury Notes, plus 1%. Vesting of Mr. Armstrong's Restricted Stock is also deferred until the same time, and is conditioned upon his continuing to serve as a director until such time, subject to certain exceptions.

    The Company entered into a consulting agreement with its former chairman, D.
D. Fry, that expires January 25, 2001 pursuant to which Mr. Fry agreed to render consulting services to the Company in the areas of mergers, acquisitions and business strategy. In consideration of the services, Mr. Fry was granted, at fair market value, a nonqualified stock option to purchase 75,000 shares of the Company's Common Stock.

    Other personal benefit-type compensation for the entire group of directors and officers is not individually significant or reportable.

             INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS

    The independent certified public accounting firm of KPMG LLP has audited the Company's accounts for the fiscal year ended December 31, 1999. The services provided include an audit of annual financial statements and reviews of quarterly financial information. A representative of KPMG LLP is expected to be present at the meeting, and will have an opportunity to make a statement and to respond to appropriate questions. The Board of Directors expects to select the independent certified public accounting firm for the 2000 fiscal year at its July meeting.

                   TIMELY SUBMISSION OF STOCKHOLDER PROPOSALS

    We expect to hold the 2001 annual meeting of stockholders on May 14, 2001. Proposals which stockholders intend to present at such meeting must be received by the Company at its executive offices in West Paterson, New Jersey, by November 29, 2000, for inclusion in its notice, proxy statement and proxy relating to that meeting. In addition, the Company's By-Laws provide that in order for any business not specified in the notice of meeting to be properly brought before a stockholders' meeting by a stockholder, the stockholder must have given written notice to the Secretary of the Company which must be received at the principal office of the Company not less than 60 nor more than 90 days prior to the meeting. (If less than 75 days' notice or public disclosure of the date of the meeting was given, then such notice must be received by the close of business on the 15th day following the date of notice or public disclosure of the date of the meeting). The notice must describe the business desired to be brought before the meeting, the name, record address and number and class and series of shares owned by the stockholder and any material interest of the stockholder in such business.

                          ATTENDANCE AT ANNUAL MEETING

    The 2000 Annual Meeting of Stockholders will be held at 11:00 a.m. on May 8, 2000 at the Sheraton Crossroads Hotel, Crossroads Corporate Center, Mahwah, NJ 07495. Admission to the meeting is limited to stockholders of the Company or their designated representatives (including "street name" stockholders who can show that they beneficially owned the Company's Common Stock on the record date). One admission ticket to the meeting is attached to the proxy sent to each stockholder. If you intend to attend the meeting, please detach and retain the admission ticket and check the "will attend" box on the form of proxy itself to validate the admission ticket. Only ticket-holders will be admitted to the Annual Meeting.

                                 OTHER MATTERS

    The Company will pay the cost of soliciting proxies, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy material to the beneficial owners of Common Stock. In addition to the use of the mail, proxies may be solicited by employees of the Company personally, by telephone or by telefax. The Company has engaged Georgeson & Company Inc. to assist in the solicitation of proxies at a fee of $6,500 plus reimbursement of its out-of-pocket expenses.

    If any further business not described in this Proxy Statement properly comes before the meeting, the persons named in the enclosed form of proxy will vote, in their discretion, as recommended by the Board of Directors or, if no recommendation is given, all in accordance with their best judgment. The Company did not have notice, in accordance with the By-Law described under "Timely Submission of Stockholder Proposals" of any additional matter intended to be brought before the meeting.

                                          E. F. Jackman
                                          SECRETARY

                                  APPENDIX - Form of Proxy for Edgar Filing Only

[FORM OF PROXY]

                                [FRONT OF PROXY]

                              CYTEC INDUSTRIES INC.

                      ANNUAL MEETING OF COMMON STOCKHOLDERS
                                   May 8, 2000

                      THIS PROXY IS SOLICITED ON BEHALF OF
                        THE COMPANY'S BOARD OF DIRECTORS

         The undersigned hereby appoints D. Lilley, J. P. Cronin and E. F. Jackman, and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side and, in their discretion, upon such other business as may properly come before the meeting, all shares of Common Stock of Cytec Industries Inc. held of record by the undersigned on March 9, 2000 at the Annual Meeting of Common Stockholders to be held on May 8, 2000 or any adjournment thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS.

                           (Continue on reverse side)


                               [REVERSE OF PROXY]

                                                             Please mark     |_|
                                                             Your votes as
                                                             Indicated in
                                                             This example.

ELECTION OF DIRECTORS:

      FOR              WITHHOLD           To withhold authority to vote for the
the election of        AUTHORITY          election of any individual candidate,
  J.E. Akitt,       to vote for the       write that person's name on this line.
F. W. Armstrong  election of Directors

      |_|                |_|
                                          --------------------------------------


                                                               Will Attend   |_|
                                                              Annual Meeting

                          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


SIGNATURE(S)___________________SIGNATURE(S)____________________ Date______, 2000
Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.